Exhibit 10.2
OPTION TO PURCHASE REAL PROPERTY
     CONSIDERATION of Five Thousand Dollars ($5,000), paid to David M. Czech and De ores R. Czech, husband and wife, hereinafter referred to as “Sellers,” receipt of which is acknowledged, Sellers give and grant to Agassiz Energy, LLC, a Minnesota limited liability company, hereinafter referred to as “Purchaser,” and Purchaser’s successors and assigns, the exclusive option to purchase the real property Sellers situated in the County of Polk, State of Minnesota, particularly described as:
     Sixty-three (63) acres on the west side of the following-described premises:
The Southwest Quarter of the Southeast Quarter (SW¼SE¼); the Southeast Quarter of the Southwest Quarter (SE¼SW¼); and that part of the Northeast Quarter of the Southwest Quarter (NE¼SW¼) lying south of the Great Northern Railroad Right of Way, Section Three (3), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian according to the United States Government Survey thereof; and
That part of the Southeast Quarter of the Southeast Quarter (SE¼SE¼) of Section Three (3), Township One Hundred Forty-eight (148) North of Range Forty-two (42) West of the Fifth Principal Meridian, lying South of the Great Northern Railway right of way and West of U.S. Highway No. 59, EXCEPT that part of the SE¼SE¼ of Section 3, Township 148 North of Range 42 West described as follows, to-wit: Beginning at the Southeast corner of said Section 3; thence West along the south boundary line of said Section 3 a distance of 470 feet to a point; thence at right angles north to a point on the south boundary line of the Burlington Northern Right-of-Way; thence in a southeasterly direction along the south boundary line of the said Burlington Northern Right-of-Way to a point where said right of way intersects with the east line of said Section 3; thence South along the east line of said Section 3 to the point of beginning;
(specific real estate description to be determined by survey provided by, and paid for by, Purchaser at the exercise of the Option);
including all easements, rights of way, and appurtenances, and all of Sellers’ right, title, and interest in all public ways adjoining the property.
This option is given on the following terms and conditions:
SECTION ONE
PRICE AND TERMS OF PAYMENT
     The purchase price for the property shall be Sixty Thousand Dollars ($60,000) which shall be paid on exercise of this Option by Purchaser. The Option payment(s) shall be applied toward the total purchase price.
     In addition, in the event the Option is exercised when the Sellers have growing crop on the premises, Sellers shall be entitled to remove said crop at harvest or be compensated the fair market value of the lost crop as agreed in writing or as determined by Minnesota Regional Extension Service if the parties are unable to agree.
SECTION TWO
PERIOD OF OPTION AND EXTENSION
     This Option may be exercised by giving notice of exercise to Sellers at 309 Fifth Avenue SE, Arlington, Minnesota 55307, at any time during the primary period from April 1, 2005 until March 31, 2006; or during the extension period, if the Option is extended as provided below, until March 31, 2007. The Option may be so extended by Purchaser giving Sellers written notice of extension prior to the termination of the primary period, and paying to Sellers at the time of the notice the additional consideration of Five Thousand Dollars $5,000). In the event the Option is not exercised, Sellers shall retain all Option payments made pursuant to this Agreement.
SECTION THREE
TITLE
     If the Option is exercised, Sellers shall, within thirty (30) days after the delivery to Sellers of the notice of exercise, secure and submit to Purchaser for examination by Purchaser’s attorneys, an updated Abstract of Title. Within thirty (30) days thereafter, Purchaser shall give notice in writing to Sellers of any defects in or objections to the title as so evidenced, and Sellers shall clear the title of the defects and objections so specified.
     If Sellers fail to clear title to the extent required in this Option or to submit evidence of Sellers’ ability to do so prior to closing, and such failure continues for ninety (90) days after the date of exercise of the Option, Purchaser may clear title to the extent so required and charge the cost of clearing to Sellers or, at Purchaser’s option, may terminate the contract by giving thirty (30) days’ written notice to Sellers.
     Title to be conveyed as provided in this Option shall be merchantable title, free and clear of all liens, encumbrances, restrictions, and easements.
SECTION FOUR
CLOSING
     Sellers shall be responsible for providing an updated Abstract of Title, Deed in recordable form; and payment of deed tax. Purchaser shall be responsible for surveying costs, the examination (or owner’s title insurance), and recording the Deed. Taxes and assessments in the year of closing shall be prorated between the parties as of the date of the closing. Closing shall be scheduled ten (10) days following determination that the title to the real estate is marketable.
SECTION FIVE
POSSESSION
     Sellers shall continue in possession of the property until the closing of the transaction, and shall maintain the property in its present condition, reasonable wear from ordinary use excepted. Possession shall be transferred to Purchasers at closing.
SECTION SIX
HAZARDOUS SUBSTANCES
     The parties acknowledge that Purchaser may, during the option period(s) conduct environmental testing pursuant to Section Seven. In the event Purchaser exercises the purchase option(s) set forth in this Agreement, Purchaser relying on its own testing, shall accept aid property “as is.”
SECTION SEVEN
TESTING
     In the event soil testing or other testing is undertaken by Purchaser during the Option period, Sellers shall be compensated in an amount to be determined by the Minnesota Regional Extension service for any crop damage occurring on the parcel or adjacent area which is caused directly or indirectly by said testing. Purchaser shall be responsible for costs of environmental testing.

SECTION EIGHT
NOTICES
     Any notice under this Option shall be given in writing to the party for whom it is intended in person or by certified mail at the following address, or such future address as may be designated in writing:

Sellers:	309 Fifth Avenue SE
Arlington, MN 55307-0205

Purchaser:	Donald Sargeant
President and Chief Manager
510 County Road 71
Crookston, MN 56715
to any successor or assignee of either party, at the address stated in the notice of success on or assignment.
SECTION NINE
GOVERNING LAW
     This Option Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.
SECTION TEN
AMENDMENT
     This Option Agreement may not be amended except by a written instrument signed by the parties hereto.
SECTION ELEVEN
ASSIGNMENT AND SUCCESSION
     This Option and the contract resulting from its exercise shall bind and inure to the benefit of the heirs, administrators, executors, successors, and assigns of the respective the Chief Manager and Treasurer, respectively of Agassiz Energy, LLC, a Minnesota limited liability company, Purchaser.

/s/ Daniel L. Rust

Notary Public, Polk County, MN My Comm. Expires:

THIS INSTRUMENT WAS DRAFTED BY:
Johannson, Rust, Yon, Stock
& Rasmusson, P.A.
P.O. Box 605
Crookston, MM 56716